Exhibit 10.1

Description of Non-Employee Director Compensation

Each non-employee director of Markel Corporation (“Company”) receives annually for services as director:

•	a fee of $40,000, plus reimbursement of expenses incurred in connection with meetings and training sessions attended at the Company’s request; and

•	a grant of approximately $80,000 in restricted stock, calculated based on the fair market value of the Company’s Common Stock on the grant date.

The Company also matches up to $5,000 per year in charitable contributions made by each non-employee director.

Non-employee directors are eligible to participate, up to the total amount of fees received by the director, in the Company’s Employee Stock Purchase and Bonus Plan (“Stock Plan”). Under the Stock Plan, amounts specified by a director are withheld from that director’s fees and forwarded to an independent administrator who purchases shares of the Company’s Common Stock on behalf of the director participant. The Company provides a “bonus” of 10% of the net increase in shares owned under the Stock Plan in a calendar year.

Stewart M. Kasen also receives $15,000 per year for his services as Lead Director.